EXHIBIT 4.7

                                SECOND AMENDMENT

     SECOND AMENDMENT (this "AMENDMENT"), dated as of March 14, 2001, to the Senior Credit Agreement, dated as of June 13, 2000 (as the same has been amended, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement"), among Southwestern Life Holdings, Inc. (the "Borrower"), the Lenders party thereto, and ING (U.S.) Capital, LLC, as Administrative Agent (the "Administrative Agent").

                                    RECITALS

          WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement and the Borrower and the Lenders have agreed to amend a provision of the Credit Agreement as more fully set forth below.

          THEREFORE, in consideration of the foregoing and the covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders signatory hereto, hereby agree as follows:

     1.   Amendment to Credit Agreement.

          The definition of "Applicable Margin" in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

               "Applicable Margin" shall mean, with respect to any pricing period, the amount per annum set forth opposite such pricing period under the heading "Margin" in the table set forth below. The
          Applicable Margin shall be determined and adjusted quarterly on the date (each, a "Calculation Date") five Business Days after the date by which the Company is required to provide an officer's certificate in accordance with the provisions of Section 7.2(b) for the most recently ended fiscal quarter or fiscal year, as applicable, of the Company; provided that (i) for the first six months after the Closing Date, the Applicable Margin shall be at the rates set forth opposite the Level 1 Pricing Period and (ii) if the Company fails to provide the officer's certificate to the Lenders as required by Section 7.2(b) for the last day of the most recently ended fiscal quarter or fiscal year, as applicable, of the Company preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on
          Level 1 Pricing  Period  until such time as an  appropriate  officer's certificate is provided, whereupon the pricing level shall be determined based upon the Consolidated Statutory Leverage Ratio set forth in such officer's certificate.

              Pricing  Period      Margin For Eurodollar    Margin for Base Rate
                                          Loans                     Loans

          Level 1 Pricing Period          3.875%                    2.875%
          Level 2 Pricing Period          3.500%                    2.500%
          Level 3 Pricing Period          3.250%                    2.250%
          Level 4 Pricing Period          2.750%                    1.750%


     2. Effectiveness. This Amendment shall not be effective until such time as the Borrower and the Lenders have indicated their consent by the execution and delivery of the signature pages hereof to the Administrative Agent.

     3. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

                    (a) the execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of the Borrower. The execution, delivery and performance by the Borrower of this Amendment and the consummation of the transactions contemplated by this Amendment do not and will not
               (a) violate any provision of any law or governmental rule or regulation applicable to the Borrower, the organizational documents of the Borrower, or any order, judgment or decree of any court or other agency of government binding on the Borrower,
               (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract of the Borrower, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries, or (d) require the approval of the shareholders of the Borrower or any approval or consent of any Person under any contract, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not result in a Material Adverse Change;

                    (b) this  Amendment  has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability;

                    (c) on or as of the date hereof, (i) before giving effect to this Amendment and the transactions contemplated hereunder, no Default or Event of Default has occurred and is continuing and
               (ii) after giving effect to this Amendment and the transactions contemplated hereunder, no Default or Event of Default has occurred and is continuing ; and

                    (d) the representations and warranties of the Borrower contained in the Credit Agreement and the Related Documents are true and correct on and as of the date

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               hereof  as if made on and as of the date  hereof,  except  to the extent such representations and warranties expressly relate to a specific date.

     4. Status of Credit Agreement and Documents. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly modified hereby, the terms, provisions and conditions of the Credit Agreement and Related Documents and the Liens granted thereunder shall continue in full force and effect and are hereby ratified and confirmed in all respects.

     5. Counterparts. This Amendment may be executed in any number of counterparts all of which, taken together, shall constitute one Amendment. In making proof of this Amendment, it shall only be necessary to produce the counterpart executed and delivered by the party to be charged.

     6. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment have the meanings provided in the Credit Agreement.

     7. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                            SOUTHWESTERN LIFE HOLDINGS, INC.

                                            By: /s/David A. Commons
                                            Name:  David A. Commons
                                            Title: Senior Vice President &
                                                    Chief Financial Officer


                                            ING (U.S.) CAPITAL LLC,
                                            as Administrative Agent and a Lender

                                            By: /s/Mary Forstner
                                            Name:  Mary Forstner
                                            Title: Associate


                                            GENERAL ELECTRIC CAPITAL CORPORATION

                                            By: /s/Woodrow Broaders, Jr.
                                            Name:  Woodrow Broaders, Jr.
                                            Title: Duly Authorized Signatory


                                            FLEET NATIONAL BANK

                                            By: /s/Holly A. O'Neill
                                            Name:  Holly A. O'Neill
                                            Title: Vice President


                                            CREDIT LYONNAIS NEW YORK BRANCH

                                            By: /s/Sebastian Rocco
                                            Name:  Sebastian Rocco
                                            Title: Senior Vice President


                                            DRESDNER BANK AG, NEW YORK AND
                                              GRAND CAYMAN BRANCHES

                                            By: /s/Lloyd C. Stevens
                                            Name:  Lloyd C. Stevens
                                            Title: Vice President

                                            By: /s/Jonathan Wallin
                                            Name:  Jonathan Wallin
                                            Title: Vice President